Exhibit 4.1
Interactive Data
14 West Street
New York, NY  10005

September 18, 1995

Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181

     Re:    Van Kampen American Capital Wheat First Butcher
             Singer Financial Institutions Trust, Series 1
       (A Unit Investment Trust) Registered Under the Securities
                     Act of 1933, File No. 33-62291

Gentlemen:

     We  have  examined the Registration Statement for the above  captioned
Fund.

     We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Services, Inc., as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


James Perry
Vice President